Exhibit 99.1

CAPE BANCORP, INC. REPORTS

FOURTH QUARTER and ANNUAL 2012 RESULTS

Cape May Court House, New Jersey, February 1, 2013 Cape Bancorp, Inc. (“Cape Bancorp” or the “Company”) (NASDAQ: “CBNJ”), the parent company of Cape Bank, announces its operating results for the quarter and year ended December 31, 2012.

For the quarter ended December 31, 2012, Cape Bancorp reported net income of $1.0 million, or $.08 per common and fully diluted share, and $5.1 million, or $.41 per common and fully diluted share, for the year ended December 31, 2012. This compares to a net loss of $2.0 million, or $.16 per common and fully diluted share for the fourth quarter of 2011, and net income of $8.0 million, or $.64 per common and fully diluted share for the year ended December 31, 2011. Included in the full year operating results for 2011 were tax benefits totaling $12.2 million representing the reversal of a portion of the deferred tax valuation allowance.

On November 28, 2012, the Board of Directors declared a cash dividend of $0.05 per common share to shareholders of record as of the close of business December 12, 2012. The dividend was paid on December 26, 2012.

Michael D. Devlin, President and Chief Executive Officer of Cape Bancorp and Cape Bank, provided the following statement:

“In 2012, Cape Bank was able to make advancements in several key areas. Both earnings and tangible capital grew on improving performance. Balance sheet restructuring improved NIM through a recasting of FHLB advances. Most importantly, management continued to reduce troubled credits ending the year with non-performing loans at 2.51% of total gross loans—down from 3.77% the previous year. The Adversely Classified Assets ratio dropped to 30%, the best showing in three years.

“Both the performance and the capital levels provided the confidence to reconsider the Bank’s capital plans. As a result, the Board acknowledged the patience of our shareholders by declaring a $0.05 dividend. With the tangible equity to tangible assets ratio ending the year at 12.62%, the Board feels that additional strategies should be reviewed in 2013.”

The following are significant factors which contributed to the operating results of the comparative quarters and year-to-date:

•

The net interest margin was 3.77% for the fourth quarter ended December 31, 2012, an increase of 28 basis points from the quarter ended December 31, 2011. Average interest-earning assets declined $28.1 million for the quarter ended December 31, 2012 compared to the 2011 period while interest-bearing liabilities declined $45.8 million during the same period. The yield on interest-earning assets declined 18 basis points to 4.45% for the quarter ended December 31, 2012 compared to 4.63% for the same quarter a year ago, while the cost of interest-bearing liabilities declined 51 basis points to 0.80% for the quarter ended December 31, 2012 compared to 1.31% for the 2011 three month period. For the year ended December 31, 2012, the net interest margin was 3.75%, an increase of 15 basis points over the 3.60% for the year ended December 31, 2011. Average interest-earning assets declined $23.9 million for the year ended December 31, 2012 compared to the 2011 period while interest-bearing liabilities declined $33.6 million during the same period. The yield on interest-earning assets declined 17 basis points to 4.62% for the year ended December 31, 2012 compared to 4.79% for the year ended December 31, 2011, while the cost of interest-bearing liabilities declined 36 basis points to 1.01% for the year ended December 31, 2012 compared to 1.37% for the same period last year. Both the three and twelve month periods of 2012 benefited from the previously disclosed debt extinguishment in the second quarter of 2012, and the further restructuring of debt in the third quarter of 2012.

•

The loan loss provision for the fourth quarter of 2012 totaled $1.1 million compared to $4.5 million for the fourth quarter ended December 31, 2011. Loan charge-offs for the fourth quarter of 2012 totaled $3.5 million compared to charge-offs totaling $6.1 million for the quarter ended December 31, 2011. For the year ended December 31, 2012, the loan loss provision totaled $3.6 million compared to $19.6 million for the year ended December 31, 2011. Included in the $19.6 million loan loss provision in the prior year was $5.5 million related to the transfer of loans to the loans held for sale account. These loans were written-down to their estimated fair market value on the date of transfer. Loan charge-offs for the year ended December 31, 2012 were significantly lower and totaled $6.4 million compared to loan charge-offs and write-downs of $19.7 million for the year ended December 31, 2011.

•

Net gains on sales of investment securities totaled $641,000 for the fourth quarter ended December 31, 2012, compared to net losses of $18,000 for the quarter ended December 31, 2011. For the year ended December 31, 2012, net gains on sales of investment securities totaled $1.6 million compared to $149,000 for the year ended December 31, 2011.

•

Net gains on the sale of loans totaled $23,000 and $423,000 for the three and twelve months ended December 31, 2012, compared to net losses of $191,000 and $67,000 for the three and twelve months ended December 31, 2011, respectively.

•

The year ended December 31, 2012 included the recognition of a deferred gain related to the sale of bank premises of $425,000 compared to the initial $1.8 million gain recorded in the second quarter of 2011. The additional gain of $425,000 resulted from vacating leased space in the second quarter of 2012, which accelerated the recognition of a portion of the deferred gain.

•

The year ended December 31, 2012 included an other-than-temporary-impairment (OTTI) charge of $8,000 compared to an OTTI charge of $1.5 million for the year ended December 31, 2011. The fourth quarter of 2011 included an OTTI charge of $1.2 million. There was no OTTI related charge in the fourth quarter of 2012.

•	Included in the twelve month period of 2012 was a $350,000 gain on the sale of the Company’s merchant card business.

•

Loan related expenses (real estate taxes, insurance, legal and other) totaled $574,000 for the fourth quarter ended December 31, 2012 compared to $729,000 for the same period in 2011. For the year ended December 31, 2012, loan related expenses totaled $2.1 million compared to $2.4 million for the year ended December 31, 2011.

•

Other Real Estate Owned (OREO) expenses were $497,000 for the fourth quarter ended December 31, 2012 compared to $1.4 million for the fourth quarter ended December 31, 2011. Included in these expenses were write-downs totaling $266,000 in the fourth quarter of 2012 and $1.1 million in the fourth quarter of 2011. For the year ended December 31, 2012, these expenses were $2.1 million compared to $2.5 million for the year ended December 31, 2011. Included in these expenses were write-downs totaling $1.1 million for the year ended December 31, 2012 compared to $1.8 million for the year ended December 31, 2011.

•

The quarter ended December 31, 2012 included net losses on OREO sales of $3,000 compared to net losses of $196,000 for the three months ended December 31, 2011. For the years ended December 31, 2012 and 2011, net losses on the sale of OREO totaled $260,000 and $218,000, respectively. OREO rental income totaled $294,000 for the year ended December 31, 2012 compared to $95,000 for the same period a year ago.

•	The year ended December 31, 2012 included a prepayment penalty of $921,000 related to the previously disclosed debt extinguishment in the second quarter of 2012.

•

For the quarter and year ended December 31, 2012, income tax expense was negatively impacted by approximately $300,000 of deferred tax asset valuation allowance related to the Cape Charitable Foundation.

Cape Bancorp’s total assets at December 31, 2012 totaled $1.041 billion, a decrease of $29.8 million from the December 31, 2011 level of $1.071 million.

Total net loans decreased $1.1 million to $715.2 million at December 31, 2012, from $716.3 million at December 31, 2011. An increase in commercial loans was more than offset by decreases in mortgage and consumer loans. Mortgage loans decreased $16.5 million as a result of early pay-offs and the Bank selling approximately 54% of originations made during the year in an effort to manage interest rate risk. An increase in commercial loan activity within our market resulted in growth of $14.5 million. Consumer loans declined $1.7 million. The allowance for loan losses totaled $10.1 million, or 1.40% of gross loans and 55.53% of non-performing loans at December 31, 2012. The Company’s Adversely Classified Asset ratio at December 31, 2012 was 30%, a significant improvement from 57% at December 31, 2011.

At December 31, 2012, the Company had $18.2 million in non-performing loans, or 2.51% of total gross loans, a significant decrease from 3.77% of total gross loans at December 31, 2011. Included in non-performing loans are troubled debt restructurings totaling $3.5 million at December 31, 2012 and $405,000 at December 31, 2011, respectively.

Other real estate owned (OREO) decreased $1.1 million from $8.3 million at December 31, 2011 to $7.2 million at December 31, 2012, and consisted at December 31, 2012 of thirteen commercial properties and thirty-five residential properties (including twenty-seven building lots). During the quarter ended December 31, 2012, the Company added two commercial properties and four residential properties to OREO with aggregate carrying values of $304,000 and $458,000, respectively. Three commercial OREO properties and four residential OREO properties with aggregate carrying values totaling $868,000 were sold during the quarter ended December 31, 2012 with recognized net losses of $3,000. For the year ended December 31, 2012, the Company sold thirteen residential OREO properties and fourteen commercial OREO properties with aggregate carrying values totaling $10.2 million with recognized net losses totaling $260,000. Currently, the Company has agreements of sale for eleven OREO properties with an aggregate carrying value totaling $3.1 million, all of which are expected to close in the first quarter 2013.

At December 31, 2012, Cape Bancorp’s core deposits totaled $542.4 million which represented an increase of $61.9 million from the December 31, 2011 level of $480.5 million. Non-interest bearing deposits increased $11.7 million, NOW and money market accounts increased $42.0 million, and savings accounts increased $8.2 million. Certificates of deposit totaled $238.6 million, a decline of $50.5 million from December 31, 2011. At December 31, 2012, deposits totaled $784.6 million compared to $774.4 million at December 31, 2011, an increase of $10.2 million.

Cape Bancorp’s total equity increased to $151.4 million at December 31, 2012 from $145.7 million at December 31, 2011, an increase of $5.7 million, or 3.88%. Tangible equity to tangible assets increased to 12.62% at December 31, 2012 compared to 11.72% at December 31, 2011. Cape Bank’s regulatory capital ratios for Tier I Leverage Ratio, Tier I Risk-Based Capital and Total Risk-Based Capital are 10.43%, 14.20% and 15.46%, respectively, all of which exceed well capitalized status.

SELECTED FINANCIAL DATA

(unaudited)

Cape Bancorp, Inc.

	Twelve Months Ended		Three Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	September 30, 2012	December 31, 2011
Statements of Income Data:
Interest income	$43,704	$46,467	$10,531	$10,949	$11,300
Interest expense	8,204	11,611	1,617	1,897	2,782

Net interest income	35,500	34,856	8,914	9,052	8,518
Provision for loan losses	3,638	19,607	1,087	710	4,534

Net interest income after provision for loan losses	31,862	15,249	7,827	8,342	3,984
Non-interest income	7,814	5,311	1,978	1,601	(352)
Non-interest expense	31,622	30,928	7,507	8,011	8,554

Income (loss) before income taxes	8,054	(10,368)	2,298	1,932	(4,922)
Income tax expense (benefit)	2,947	(18,355)	1,287	399	(2,882)

Net income (loss)	$5,107	$7,987	$1,011	$1,533	$(2,040)

Basic Earnings (loss) per share[1]	$0.41	$0.64	$0.08	$0.12	($0.16)

Basic Average shares outstanding	12,441,219	12,393,359	12,474,434	12,447,659	12,416,256

Diluted Earnings (loss) per share[1]	$0.41	$0.64	$0.08	$0.12	($0.16)

Diluted Average shares outstanding	12,443,298	12,398,178	12,475,574	12,451,333	12,416,256

Shares outstanding	13,336,776	13,314,111	13,336,776	13,337,601	13,314,111

Statements of Condition Data (Period End):
Investments	$170,857	$190,714	$170,857	$169,349	$190,714
Loans, net of allowance	$715,219	$716,341	$715,219	$718,837	$716,341
Allowance for loan losses	$10,122	$12,653	$10,122	$12,483	$12,653
Total assets	$1,041,349	$1,071,128	$1,041,349	$1,043,307	$1,071,128
Total deposits	$784,591	$774,403	$784,591	$753,655	$774,403
Total borrowings	$97,965	$144,019	$97,965	$130,023	$144,019
Total equity	$151,377	$145,719	$151,377	$150,993	$145,719

Statements of Condition Data (Average Balance):
Total interest-earning assets	$945,489	$969,340	$940,535	$935,099	$968,613
Total interest-bearing liabilities	$811,403	$845,003	$799,436	$794,832	$845,207

Operating Ratios:
ROAA	0.49%	0.75%	0.39%	0.59%	-0.76%
ROAE	3.42%	5.61%	2.66%	4.09%	-5.56%
Yield on Earning Assets	4.62%	4.79%	4.45%	4.66%	4.63%
Cost of Interest Bearing Liabilities	1.01%	1.37%	0.80%	0.95%	1.31%
Net interest margin	3.75%	3.60%	3.77%	3.85%	3.49%
Efficiency ratio	71.65%	72.93%	70.60%	71.73%	78.66%

Capital Ratios:
Tier 1 Leverage Ratio	10.43%	9.15%	10.43%	9.94%	9.15%
Tier 1 Risk-Based Capital Ratio	14.20%	12.57%	14.20%	13.49%	12.57%
Total Risk-Based Capital Ratio	15.46%	13.82%	15.46%	14.74%	13.82%
Tangible equity/tangible assets	12.62%	11.72%	12.62%	12.56%	11.72%
Book value	$11.35	$10.94	$11.35	$11.32	$10.94
Tangible book value	$9.64	$9.22	$9.64	$9.61	$9.22
Stock price	$8.69	$7.85	$8.69	$9.36	$7.85
Price to book value	76.56%	71.76%	76.56%	82.69%	71.76%
Price to tangible book value	90.15%	85.14%	90.15%	97.40%	85.14%

Quality Ratios:
Non-performing loans to total gross loans	2.51%	3.77%	2.51%	2.47%	3.77%
Non-performing assets to total assets	2.50%	3.38%	2.50%	2.51%	3.38%
Texas ratio	18.76%	26.72%	18.76%	18.64%	26.72%
Allowance for loan losses to non-performing loans	55.53%	46.10%	55.53%	69.13%	46.10%
Allowance for loan losses to total gross loans	1.40%	1.74%	1.40%	1.71%	1.74%
Net charge-offs to average loans	0.85%	2.02%	1.89%	0.49%	3.28%

[1]	Earnings Per Share calculations use average outstanding shares which include earned ESOP shares.

DELINQUENCY TABLE

(unaudited)

Cape Bancorp, Inc.

Delinquency Summary

	12/31/2012			9/30/2012			12/31/2011
Period Ending:	Balances	% total loans	# Loans	Balances	% total loans	# Loans	Balances	% total loans	# Loans
31-59	$638,991	0.09%	7	$889,754	0.12%	14	$2,111,666	0.29%	17
60-89	988,791	0.14%	10	658,957	0.09%	8	2,130,969	0.29%	8
90+	12,914,553	1.78%	70	15,204,300	2.08%	70	26,407,001	3.62%	98

	14,542,335	2.01%	87	16,753,011	2.29%	92	30,649,636	4.20%	123
Non-Accrual Other	5,313,543	0.73%	15	2,853,525	0.39%	7	1,041,958	0.15%	4

Total Delinquency and Non-Accrual	$19,855,878	2.74%	102	$19,606,536	2.68%	99	$31,691,594	4.35%	127

Total Loans		$725,340,633			$731,322,718			$728,994,167

Days	CML	IL	ML	CML	IL	ML	CML	IL	ML
31-59	$—	$106,781	$532,210	$4,325	$132,677	$752,752	$—	$279,338	$1,832,328
60-89	517,065	218,869	252,857	—	146,993	511,964	1,362,864	94,675	673,430
90+	8,388,810	841,528	3,684,215	9,687,251	818,585	4,698,464	21,047,586	683,227	4,676,188

	8,905,875	1,167,178	4,469,282	9,691,576	1,098,255	5,963,180	22,410,450	1,057,240	7,181,946
Non-Accrual Other*	5,313,543			2,853,525			1,041,958

Total Delinquency by Type	$14,219,418	$1,167,178	$4,469,282	$12,545,101	$1,098,255	$5,963,180	$23,452,408	$1,057,240	$7,181,946

Total Loans by Type	$442,014,635	$46,648,973	$236,677,025	$438,589,518	$47,108,626	$245,624,574	$427,483,454	$48,346,112	$253,164,601

% of Total Loans in Type	3.22%	2.50%	1.89%	2.86%	2.33%	2.43%	5.49%	2.19%	2.84%

Total Delinquency and Non-Accrual		$19,855,878	2.74%		$19,606,536	2.68%		$31,691,594	4.35%

*	Non-Accrual Other means loans that are less than 90 days past due, that are classified by management as non-performing.

NOTE: Excluded from the table above are $911,000 of commercial loans classified as Loans Held for Sale all of which are over 90 days delinquent.

For further information contact Michael D. Devlin, President and Chief Executive Officer or Guy Hackney, Chief Financial Officer, Cape Bancorp: (609) 465-5600.

Forward Looking Statements

This press release discusses primarily historical information. However, certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operated, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Further information on factors that could affect Cape Bancorp’s financial results can be found in the filings listed below with the Securities and Exchange Commission.

SEC Form	Reported Period	Date filed with SEC
10K	Year ended December 31, 2011	March 14, 2012
10Q	Quarter ended March 31, 2012	May 1, 2012
10Q	Quarter ended June 30, 2012	August 2, 2012
10Q	Quarter ended September 30, 2012	November 5, 2012